Contact:        Robin Cohan                                            Symbol:  TSIC
                Chief Financial Officer                                Traded:  Nasdaq National
                Tropical Sportswear Int'l Corporation
                Tel: (813) 249-4900
                Fax: (813) 249-4904

                                                                                                 FOR IMMEDIATE RELEASE

Tropical Sportswear Int'l Announces Addition to Sales and Marketing Team

Tampa, Florida,  April 27, 2004 - Tropical Sportswear Int'l Corporation ("TSI") (NASDAQ:  TSIC) announced today the  appointment  of Dennis  Kraus as Vice  President  of Sales.  Mr.  Kraus  will be based in Kansas  City and report to Frank Keeney,  Senior Vice President of Sales for the Private Brand  Division.  Mr. Kraus has over 25 years of apparel  experience and will be responsible  for all sales and marketing  functions for major accounts headquartered in the mid-west and west coast.

Richard Domino,  President commented,  "Dennis has a record of building  relationships and sales. His expertise is expected to help grow our  business in these  markets.  We are  excited  about  strengthening  our sales and marketing efforts."

TSI is a designer,  producer  and  marketer  of  high-quality  branded and  retailer  private  branded  apparel products that are sold to major  retailers in all levels and channels of  distribution.  Primary  product lines feature casual and  dress-casual  pants,  shorts,  denim jeans,  and woven and knit shirts.  Major owned brands include Savane(R), Farah(R), Flyers(TM), The Original Khaki Co.(R), Bay to Bay(R),Two Pepper(R), Royal Palm(R),
Banana Joe(R), and  Authentic  Chino  Casuals(R).   Licensed  brands  include  Bill Blass(R) and Van Heusen(R).
Retailer national private  brands that we produce include Puritan(R), Member's Mark(R), George(TM),  Sonoma(R),
Croft & Barrow(R),  St. John's  Bay(R),  Roundtree & Yorke(R),  Geoffrey  Beene(R), Izod(R), and White Stag(R).
TSI distinguishes  itself by providing  major  retailers  with  comprehensive  brand  management  programs and uses advanced technology  to provide retailers with customer, product and market analyses, apparel design, and merchandising  consulting and inventory forecasting with a focus on return on investment.